Exhibit 99.1


FOR IMMEDIATE RELEASE


       ATMI ANNOUNCES $150 MILLION EXPANSION OF ITS SHARE REPURCHASE PLAN

         DANBURY, CT -- AUGUST 7, 2006 -- ATMI, INC. (Nasdaq: ATMI), a supplier of specialty materials and high-purity materials handling and delivery solutions to the world's leading semiconductor manufacturers, today announced its Board of Directors has approved a $150 million expansion of its share repurchase plan, effective as of August 8, 2006.

         Doug Neugold, Chief Executive Officer stated, "Our existing share repurchase plan has been primarily funded by cash generated from operations. The Company's management and the Board of Directors believe that, given our significant cash balance and confidence in our cash-generating business model, this expanded plan to repurchase shares is an attractive way to return a portion of our capital to shareholders."

         Share repurchases may be made from time to time in open market transactions at prevailing market prices or in privately negotiated transactions. Management will determine the timing and amount of purchases under the program based upon market conditions or other factors. The program does not require ATMI to purchase any specific number or amount of shares and may be suspended or reinstated at any time at the Company's discretion and without notice. As of June 30, 2006, ATMI had approximately 36.7 million shares outstanding and approximately $242 million in cash and marketable securities.


                                   -- MORE --

ATMI ANNOUNCES $150 MILLION EXPANSION OF ITS SHARE REPURCHASE PLAN - PAGE 2 OF 2


         ATMI's Board of Directors previously approved a $75 million share repurchase plan in October, 2005. As of July 31, 2006, approximately $54 million had been used to repurchase shares under this program, which will also continue in effect.

         ATMI provides specialty materials and high-purity materials handling and delivery solutions to the worldwide semiconductor industry. For more information, please visit atmi.com.



         Statements contained herein that relate to future purchases of ATMI's common stock under the share repurchase program are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, fluctuations in the market price of the Company's stock, future operating results of the Company, other acquisition and investment opportunities available to the Company, general business and market conditions and other factors. Risks and uncertainties relating to the business of the Company generally are described in ATMI's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005. These risks and uncertainties may cause actual results of the share repurchase program and operations of the Company to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

                                     # # # #

For more information contact:
     Dean Hamilton
     Director, ATMI Investor Relations & Corporate Communications
     203.207.9349 Direct
     203.794.1100 x4202
     dhamilton@atmi.com